Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE COMMISSION.

Patent Licence for Displays and Display Illumination

Between

CAMBRIDGE DISPLAY TECHNOLOGY LIMITED

and

SUMITOMO CHEMICAL CO., LTD.

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This Display Licence Agreement (the “Agreement”) effective as of the date of the last signature set forth hereto (the “Effective Date”)

Between:

(1)	Cambridge Display Technology Limited (company number 2672530) whose registered office is at Building 2020, Cambourne Business Park, Cambridgeshire, CB23 6DW (“CDT”)

and

(2)	Sumitomo Chemical Co., Ltd., a Japanese corporation having offices at 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260 Japan (the “Licensee”).

Background:

(A)	The CDT Group (as herein defined) is the owner of inventions relating to Electroluminescent Polymer (which term is defined below) devices, in respect of which the CDT Group has obtained and made applications for patent protection in various countries.

(B)	The Licensee wishes to acquire a licence under the CDT Group’s patents and patent applications to manufacture, and sell Electroluminescent Polymer display devices, and CDT is willing to procure the grant of such a licence upon and subject to the provisions set out in this agreement.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement unless the context otherwise requires:

“Active Matrix Module”	means substrates consisting of glass or any other rigid or flexible material incorporating where required by device architecture, electrodes, transport layer, Electroluminescent Polymer, supporting layers and encapsulants, filters, support structure, circuit boards, flexible connectors, together with the electronic drivers and other support circuitry to effect illumination of the display device, where at least the individual pixels are driven using TFT Technology;

“Affiliate”	means with respect to any specified entity, any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control

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with such specified person or entity. For the avoidance of doubt, in those instances where (i) an Affiliate is a Joint Venture, the term “Affiliate” shall not include or be deemed to include either any company (other than CDT, CDT Inc, CDT Holdings or a Subsidiary of the foregoing) which is a party to that Joint Venture or any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such company; and, (ii) where, after the Effective Date, as a result of an arm’s length transaction an independent bona fide third party acquires control of either CDT or CDT Inc. or CDT Holdings then the term “Affiliate” shall not include or be deemed to include either any such independent third party or any company which control or is controlled by such third party (other than CDT, CDT Inc., CDT Holdings or any person or entity which is controlled by the foregoing).

For the purposes of this definition, “control”, as used with respect to any person or entity, shall mean the direct or indirect ownership or control, whether through the ownership of voting securities, by agreement or otherwise, of more than Fifty percent (50%) in nominal value of the issued equity share capital or more than Fifty percent (50%) of the shares entitled to vote upon the election of directors or persons performing similar functions. For the purposes of this definition “controlling”, “controlled by” and “under common control with” shall have correlative meanings;

“Agreement”	means this Agreement (including any schedule or annexure to it and any document in agreed form);

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“Approved Joint Venture”	means such company or legal entity in respect of which (i) no more than “***” nor less than “***” of whose voting rights of each class of shares is now or hereafter directly owned or controlled by Licensee, and (ii) Licensee shall have notified CDT, in writing, that Licensee wishes such company or legal entity to be treated as a licensee under the terms of this Agreement.

“CDT Holdings”	means CDT Holdings Limited, a U.K. company (company number 3070465);

“CDT Inc”	means Cambridge Display Technology, Inc., a Delaware corporation;

“CDT Group”	means CDT and any Affiliate of CDT;

“Commercial Production”	means the manufacture of LEP Devices other than solely for the purposes of creating test, sample, or demonstration versions of the LEP Device or Finished Device, as the case may be. For the avoidance of doubt, Commercial Production shall be deemed to have taken place immediately after the Licensee shall have manufactured, or had manufactured, LEP Devices or Finished Devices for the purposes of Transfer and Transferred such displays to an Affiliate or third party customer;

“***”	“***”

“Electroluminescent Polymer”	means any material deposited by solution processing that is electroluminescent and where at least one ingredient is a polymer;

“Finished Product”	means any article (whether or not complete) produced by or for the Licensee or any member of the Licensee’s Group which incorporates an LEP Device and additional components;

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“Glass”	means substrates consisting of glass or other rigid or flexible material incorporating where required by device architecture: electrodes, transport layer, Electroluminescent Polymer and polymer, supporting layers and encapsulants but without electronic drivers;

“Holding Company”	has the meaning given to that expression by section 144 of the Companies Act 1989;

“Initial Lump Sum Fee”	means the non refundable lump sum of “***”;

“Intellectual Property”	any patent, trade or service mark (whether registered or not), copyright, registered design, design right and topography right or any other form of protection, any right to apply or application for such protection, and any rights in any secret process, know-how, technical reports, designs, confidential information or otherwise or any associated or similar right or protection and any rights under licences and consents in relation to any of the foregoing subsisting at the relevant time in any jurisdiction, anywhere in the world;

“Joint Venture”	means a legal entity, the voting shares of which are owned by more than one company;

“Know-how”	means any existing and future technical information, data, applications, formulae, models, computations, applied technology, computer simulations, designs, drawings, expertise and know-how related to the Patents or LEP Devices which is owned by CDT or any other member of the CDT

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Group and, any improvements related to any of the foregoing, and which (a) is exclusively owned or jointly owned by CDT or any other member of the CDT Group; (b) CDT and the CDT Group has an unrestricted right and ability to disclose and sublicense to third parties and where such right to grant sublicences is not conditional upon CDT or a CDT Group member making any form of payment or other form of compensation to any relevant third party; and, (c) does not consist of information or materials in respect of which, in accordance with its normal commercial policy, CDT or any other CDT Group member grants licences in consideration for payment of a royalty;

“LEP”	means light emitting polymer material formed from an Electroluminescent Polymer;

“LEP Device”	means an electronic device (which device is covered by one or more Valid Claim) in which light is generated by LEP to produce (i) a visible representation comprising Glass, a Passive Matrix Module or an Active Matrix Module, as the case may be, and (ii) backlighting to, and solely to the extent the same is necessary for, such visible representation (but excluding any lighting device intended for use primarily as a source of area illumination), which devices may be driven by a TMA Driver Chip and shall be of any resolution and shall have a viewable diagonal dimension which is either “***” whichever the Licensee shall have elected prior to entering into Commercial Production, by serving prior written election on CDT in accordance with Clause 2.8;

“Licence”	means the licence rights granted pursuant to Clause 2;

“Licensee’s Group”	means, in relation to the Licensee: (a) the Licensee itself; and,

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(b) any other company which, at the relevant time, is a Subsidiary or Approved Joint Venture of the Licensee and has been included as a licensee in accordance with Clause 2.3;

“Minimum Royalty”

means, in relation to each Year, such sum (payable in US$) as the parties shall mutually agree upon, as a result of good faith negotiations, having considered “***”, prior to commencement of Commercial Production of LEP Devices or, as the case may be, Finished Devices provided always that:

(i) such sum shall not exceed “***”; and,

(ii) in the event that CDT and Licensee are not able to agree upon such Minimum Royalty through good faith negotiations by the first (1st) anniversary of the date of Commercial Production, then the Minimum Royalty shall be fixed at the sum of “***” beginning in the Year following the Year in which Net Sales of “***” are achieved or three (3) years after commencement of Commercial Production, whichever first occurs

“Net Sales Value”

means, in respect of LEP Devices to be produced under the Patents, the amount invoiced to the customer in respect of such Transfer, less:

(i) any turnover tax, value added tax or other sales tax;

(ii) any packaging, packing, freight, warehousing, carriage and insurance charges;

(iii) custom duties and;

(iv) any discounts or rebates granted to the customer;

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and after deduction of any allowances for lost or damaged merchandise or returns;

provided, however, that a calculation method for the amount in respect of LEP Devices incorporated into a Finished Product shall be separately agreed upon between the parties hereto before Licensee enters into Commercial Production of the products concerned;

“Passive Matrix Module”	means substrates consisting of glass or any other rigid or flexible material incorporating where required by device architecture, electrodes, transport layer, Electroluminescent Polymer, supporting layers and encapsulants together with the electronic row and column drivers, and in the case of TMA displays the TMA processor and other support circuitry to effect illumination of the entire display or individual pixels as well as all polarisers, the support frame, filters connection tabs and all other elements comprising the module, where there are no separate individual pixel driving circuits;

“Patents”

means:

1) the patents and patent applications listed in Schedule 1;

2) all future patents and patent applications that may be filed by or on behalf of CDT or a CDT Group member which are related to LEP display architecture and/or manufacture and which CDT or a CDT Group member exclusively owns or jointly owns, has an unrestricted right and ability to grant licenses thereto and such right to grant licences is not conditional upon CDT or a CDT Group member making any form of payment or other form of compensation to any relevant third party; and

3) any extension of any such patent and any patent obtained in pursuance of any such application,

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“Quarter”	means the three months ending 31st March, 30th June, 30th September and 31st December. The first Quarter of this Agreement shall commence on the Effective Date and end on the sooner to occur of the 31st March, 30th June, 30th September or 31st December. The last Quarter under this Agreement shall end on the effective date of termination or expiration of this Agreement. (“Quarterly” shall be construed accordingly);

“Relevant Rate”

means the running royalty rate(s) (i.e. running royalty amount per Net Sales Value) in relation to LEP Devices Transferred in each Year, which rate(s) CDT and Licensee shall agree upon in writing before the commencement of Commercial Production. In respect of the royalty rate(s) so agreed, any relationship between running royalty rate and sales level in a Year will be “***”.

Until such time as CDT and Licensee are able to timely agree upon such rate(s) through good faith negotiations,in order that Licensee may proceed to Commercial Production, the relevant rate shall equal “***”.

At such time as CDT and Licensee shall agree upon the running royalty rate to be applied, and such rate is less than “***”, then CDT shall calculate the total actual royalty which would have been due in the relevant Year if that lower running royalty rate had been applied to the total Net Sales Value in that Year and the difference between the resulting figure and the actual total royalties paid in that Year will be credited to the Licensee in respect of its then future royalty obligations;

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“Relevant Technology”	means patents or published patent applications which are related to LEP display architecture and/or manufacture which any member of Licensee’s Group (of the type described in 6.1) exclusively owns or otherwise jointly owns from time to time and is free to sub-license without having to make any form of payment or other form of compensation to any relevant non-affiliated third party including any extension of any such patent and any patent obtained in pursuance any of such application;

“Subsidiary”	means any company or legal entity the majority of whose voting rights of each class of shares is now or hereafter owned or controlled, directly or indirectly, by a party hereto or any company a majority of whose voting rights of each class of rights is now or hereafter owned or controlled, directly or indirectly, by any of the aforementioned entities. A company shall be a Subsidiary only so long as such control exists;

“TFT Technology”	means thin film transistor technology;

“Total Matrix Addressing”	a form of passive matrix driving where more than one row is addressed at a time, resulting in reduced power consumption and extended panel lifetime (“TMA” shall be construed accordingly);

“Total Matrix Addressing Driver Chips”	means row and column driver chips interfacing with either a separate or integrated processor chip capable of running any non-negative matrix factorisation algorithm (or any other algorithm that gives positive values) such that the said row and column driver chips can drive more than one row and column at a time within one subframe. (“TMA Driver Chips” shall be construed accordingly);

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“Transferred”	means sold, rented, leased or otherwise commercially disposed of for value and “Transfer” shall be construed accordingly;

“Valid Claim”	means a claim, as contained in a Patent, other than a claim which shall have expired, or in respect of which CDT shall have purposely permitted all statutory protection to irretrievably lapse, or in respect of which there is an uncontested final court order declaring such claim invalid.

“Year”	means the period of Twelve (12) months commencing on the 1st of April and ending on the 31st of March of each calendar year, provided that the first Year of this Agreement shall be for a period commencing as of the Effective Date and ending on 31st of March 2008 (“Yearly” shall be construed accordingly);

1.2	Also in this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)	a reference to clauses and schedules is to clauses of and schedules to this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear; and

(d)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	Grant of Licence and Technical Support

2.1	CDT grants to the Licensee, and the Licensee accepts, a non-exclusive licence under the Patents and any Know-how, upon and subject to the provisions of this Agreement:

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(a)	to make or manufacture LEP Devices, which devices may implement the TMA architecture and/or use the TMA algorithm (but not to manufacture or have manufactured LEP material or Total Matrix Addressing Driver Chips, or any other semiconductor device).

(b)	to make or manufacture Finished Products incorporating LEP Devices manufactured under the licensed rights granted in Clause 2.1(a);

(c)	to use, sell and otherwise deal in the LEP Devices and Finished Products made or manufactured in accordance with the licensed rights granted in Clauses 2.1(a) and (b) in any and all countries of the world;

(d)	to sublicense (either in whole or in part) its licensed rights to manufacture LEP Devices (as granted in Clause 2.1(a)) to a sub-contractor, for the sole purpose of having LEP Devices manufactured on Licensee’s behalf, provided that, in respect of those sub-contractors which are located outside the geographical region of Japan, Licensee shall:

(i)	notify CDT in writing of the identity of the proposed sub-contractor ;

(ii)	obtain the prior written consent of CDT (which consent shall not be unreasonably withheld or delayed);

(iii)	obtain from any sub-contractor a binding written undertaking in favour of CDT (in such terms as CDT may reasonably approve and which are consistent with the terms of this Agreement), but which shall include provisions obliging the sub contractor:

(A)	not to use the Patents and/or any Know-how for any other purpose save the sub-contracted manufacturing for the Licensee;

(B)	save as is expressly permitted in Clause 2.1(e) below, not to further sub-contract and/or sublicense the process, or any part of the process, of the manufacture of LEP Devices;

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(C)	to agree to be bound by and strictly observe the terms of this Agreement as if it were a party to this Agreement;

(D)	to keep confidential unpublished Patents, the Know-how and all Confidential Information and/or any material disclosed by the Licensee to the sub-contractor in connection with the manufacture of LEP Devices;

(E)	not do any such things and/or take any such actions which may, in CDT’s sole opinion, materially damage or conflict with the interests of CDT or a CDT Group member in the Patents or which may invalidate the Patents; and,

(F)	to permit CDT to inspect its records and books of account in terms equivalent to those set out in Clause 9 below;

(iv)	procure that the sub-contractor complies in all respects with the provisions of the said undertaking and the provisions of this Agreement; and

(v)	be responsible for all acts or omissions of the sub-contractor as if such acts or omissions were its own.

(e)	In respect of those sub-contractors through whom Licensee exercises its “have manufactured” rights in accordance with Clause 2.1(d) (“Primary Sub-contractors”), those Primary Sub-contractors may further sub-contract and/or sublicense any part of the process of the manufacture of LEP Devices to a third party (“Secondary Sub-contractors”) provided that the Licensee complies and ensures compliance with each and every provision of Clause 2.1(d) as though such Secondary Sub-contractor were a Primary Sub-contractor.

For the avoidance of doubt, a Secondary Sub-contractor shall have no right or license to further sub-contract and/or sublicense the process, or any part of the process, of the manufacture of LEP Devices.

For the avoidance of doubt, the Licensee hereby agrees and acknowledges that CDT’s refusal to grant consent under Clause

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2.1(d)(ii) on the ground that the relevant sub-contractor is based in or planning to manufacture in the geographical region of China shall be and is a reasonable ground for refusal. Notwithstanding the foregoing, in the event that CDT shall have permitted a third party CDT licensee to exercise its licensed rights (“***”) to manufacture LEP Devices to a sub-contractor for the purpose of having LEP Devices manufactured on that third party licensee’s behalf in the geographical region of China then, unless such proposed sub-contractor is a known or alleged infringer of the Intellectual Property of either a member of the CDT Group or any third party, or is involved in a dispute with any member of the CDT Group or any licensee of any member of the CDT Group, CDT shall not refuse to grant consent under Clause 2.1(d)(ii) on the grounds that the relevant sub-contractor is based in or planning to manufacture in the geographical region of China.

2.2	CDT shall also procure that, for the term of this Agreement, for so long as any person or entity shall be a CDT Group member such person or entity grants to Licensee a licence in respect of any Patents and Know-how owned by that person or entity during such time as it remains a CDT Group member.

2.3	During the term of this Agreement, and subject to and conditional upon Licensee paying all royalties and Minimum Royalties as and when they fall due and owing, Licensee may exercise the right to include any Subsidiary of Licensee or One (1) Approved Joint Venture of Licensee as a licensee under this Agreement provided that:

(i)	such Subsidiary or the Approved Joint Venture, as the case may be, agrees in writing, in the form set forth in Annex 1, to be bound by the obligations of Licensee and to comply with all the terms and conditions of this Agreement as if it were a named party to this Agreement. Licensee shall deliver to CDT a duly executed copy of the Form of Undertaking within Thirty (30) days of the date of execution of such undertaking;

(ii)	any breach of the terms and conditions of this Agreement by a Subsidiary or the Approved Joint Venture shall constitute a breach of this Agreement by Licensee;

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(iii)	any termination of this Agreement shall be effective in respect of all Subsidiaries and the Approved Joint Venture;

(iv)	any license, granted in accordance with the provisions of this Clause 2.3, shall automatically terminate, in respect of a Subsidiary or Approved Joint Venture upon such Subsidiary or Approved Joint Venture ceasing to be a Subsidiary or Approved Joint Venture, as the case may be; and

(v)	in the case of the Approved Joint Venture, such Approved Joint Venture shall have neither the right to grant sublicenses to any third party (other than as permitted in accordance with the provisions of Clauses 2.1(d) and (e)), nor the right to include any Subsidiary of such Approved Joint Venture, or any other company or legal entity, as a licensee under this Agreement.

2.4	In the event that a Subsidiary of Licensee or an Approved Joint Venture is in breach of any of the terms of this Agreement, Licensee shall hold harmless and indemnify CDT against all and any loss, liability, costs, damages, expenses (including the reasonable fees of lawyers and other professionals) suffered, as a result of or in connection with such breach.

2.5	Within Ten (10) business days of the Effective Date, CDT shall deliver to the Licensee copies of all existing published applications contained within the Patents as of the Effective Date. In addition, CDT shall deliver to Licensee, within Ten (10) business days of the Effective Date, copies of all material documents describing the Know-how licensed hereunder.

2.6	Within Ninety (90) days of the Effective Date, CDT shall render to Licensee the initial training services as set out below and described in Schedule 2, without charge to Licensee, in order to assist Licensee more effectively to implement the Know-how. The provision of such training services shall be on the following conditions:

(a)	Licensee shall pay the salaries and all travel and living expenses of employees receiving such training;

(b)	The training shall be provided at CDT premises in England, for such reasonable number of employees of Licensee as Licensee may send to such premises for this purpose;

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(c)	In addition to the above training services, CDT agrees upon Licensee’s written request, to offer updates to the Know-how and technical guidance to Licensee by dispatching a maximum of two of CDT’s engineers to Licensee’s premises; and

(d)

The maximum number of man weeks to be provided by CDT in discharging the initial training services and delivering the technical guidance (whether at CDT’s premises or otherwise) shall not exceed “***” of on-site training at CDT’s premises and an additional “***” of on-site training at Licensee’s premises. If the Licensee requires any additional training services or wishes to reschedule any training days during the initial Ninety (90) day period following the Effective Date, then the parties shall discuss this in good faith.

2.7	CDT shall:

(a)	provide commercially reasonable assistance to Licensee in obtaining access to any third party Intellectual Property that, in CDT’s opinion is necessary to practise the Patents and Know-how. CDT shall not be obliged to make any payments to any party in discharge of CDT’s obligations under this Clause 2.7 nor shall it be responsible for any third party’s refusal to license such third party’s Intellectual Property to Licensee;

(b)	upon receipt of a reasonable request in writing from Licensee, and from time to time, notify Licensee of any third party Intellectual Property that CDT has become aware of through the ordinary course of its commercial business and which CDT reasonably believes is necessary to practise the Patents and Know-how, but without giving any warranty that such information is accurate or complete, and provided always that nothing in this Clause 2.7(b) shall impose an obligation on CDT to breach any duty of confidentiality which it might be bound by.

During the term of this Agreement CDT shall expend up to a total of Thirty (30) man days in discharging its obligations under this Clause 2.7. At Licensee’s reasonable, written request CDT shall provide further assistance and information in respect

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of the matters referred to in Clause 2.7(a) and/or 2.7(b), subject to Licensee paying fees to CDT in respect of additional man days expended in complying with such request, calculated at CDT’s then standard hourly consultancy rate.

2.8

Prior to entering into Commercial Production Licensee shall elect whether it wishes to enter into Commercial Production of electronic devices having a viewable diagonal dimension range which is (a) equal to or in excess of “***” inches, or (b) equal to or less than “***” inches, and shall notify CDT of such election (“Device Election”) in writing. “***”

2.9	The Licensee shall in each Year supply to CDT up to Five (5) suitable demonstrator LEP Devices or Finished Products as CDT may from time to time reasonably request, such demonstrators being typical of standard production by or on behalf of Licensee. CDT hereby undertakes not to analyze, reverse engineer, transfer or sell such LEP Devices or Finished Products but may use them for exhibition and demonstration purposes private or public.

3.	Licence Upgrade

“***”

3.4	All fees payable under the provisions of this Clause 3 shall be non-refundable.

4.	Financial Provisions

4.1	In consideration of the rights granted under this Agreement the Licensee will, except as is otherwise expressly provided in this Clause 4, pay to CDT:

(a)

the Initial Lump Sum Fee, which Initial Lump Sum Fee shall be non-refundable. Licensee and CDT shall provide each other with all such documentation and reasonable cooperation as is necessary to ensure that the Initial Lump Sum Fee shall reach CDT’s nominated bank account by the 30th of June 2007. In particular, CDT and the Licensee shall use reasonable commercial efforts to provide such documentation as may be

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required by the Japanese tax authorities to enable this payment to be made without the deduction of withholding tax. Licensee may delay payment to the extent that, through no fault on the part of the Licensee, the necessary approval from the Japanese tax authorities has not been received, but in no event may the Licensee delay such payment for more than Sixty (60) days unless it shall have CDT’s prior written consent to such delay; and

(b)	royalties at the Relevant Rates in respect of the Net Sales Value of any LEP Devices produced under the Patents and Transferred by or for the Licensee or any other member of Licensee’s Group.

Notwithstanding the foregoing, Licensee shall not be obliged to pay any royalties as prescribed by this Clause 4.1(b) until the aggregate Net Sales Value of LEP Devices and Finished Devices produced under the Patents and Transferred by or for the Licensee or any other member of Licensee’s Group exceed the sum of “***”.

4.2	A Transfer will be deemed to have been made, and payments due hereunder in respect of the relevant sale, rental, lease or disposal shall accrue, when invoiced or shipped to a separate legal entity, whichever occurs first. In respect of a sale, rental, lease or disposal which involves delivery of an LEP Device or Finished Product, as the case may be, to a location or locations outside the geographical region of Japan the date of shipment shall be deemed to be the date as cited on the relevant bill of lading in respect of such LEP Device or Finished Product.

4.3	Upon Commercial Production the royalties payable pursuant to Clause 4.1(b) shall be paid by the later of (i) within Sixty (60) days of the end of each alternate Quarter (“Payment Quarter”); or, (ii) within Ten (10) days of the date upon which Licensee receives notification from the Japanese tax authorities that the necessary documents provided by CDT are acceptable to the tax authorities, PROVIDED ALWAYS that (i) payment shall never be delayed for more than Ninety (90) days from the end of the relevant Quarter for which payment is due; and, (ii) in respect of those Quarters during which royalties are calculated but are not payable until after closure of the next Payment Quarter (“Non-Payment Quarters”), Licensee shall

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provide CDT with a good faith, non-binding, estimate of royalties accrued during such Non-Payment Quarter. The Licensee shall submit to CDT a written report in such detail as CDT reasonably requires showing:

(a)	the quantity of all LEP Devices Transferred by the Licensee and/or any other member of Licensee’s Group during that Quarter in respect of which royalties are payable to CDT;

(b)	the Net Sales Value of such LEP Devices; and

(c)	the amount of the royalties payable pursuant to Clause 4.1 in respect thereof.

(d)	Licensee’s separate calculation of the Net Sales Value of LEP Devices which have been:

(i)	Transferred otherwise than on arm’s length terms; or

(ii)	Transferred as incorporated into Finished Products.

4.4	All royalties or other sums payable under this Agreement shall be paid in US Dollars (US$), and where the underlying price in respect of which any royalty is so payable is stated in a currency other than US$, it shall be converted into US Dollars (US$) by reference to the relevant TTM rate of the Bank of Tokyo-Mitsubishi UFJ, Ltd, Tokyo in respect of the currency in question at the end of the Quarter with reference to which the relevant royalties or sums, as the case may be, are calculated.

4.5	All sums payable pursuant to this Agreement are exclusive of value added tax or other applicable taxes or duties for which the Licensee shall be additionally liable and shall be paid in cleared funds to such bank account as CDT may from time to time nominate, without any set off, deduction or withholding except such amount (if any) of tax as the Licensee is required to deduct or withhold by law.

Notwithstanding the above, Licensee shall be entitled to withhold any income tax imposed by the government of Japan from the payments due to CDT under this Agreement. Licensee shall submit to CDT the withholding tax payment certificate as soon as possible after such certificate becomes available to Licensee. To the extent that any actions or documents are necessary or reasonably desirable under the laws of Japan in order for CDT to enjoy a reduced withholding tax rate under the Tax Treaty of the United Kingdom of Great Britain and Japan, Licensee and CDT shall cooperate in good faith in preparing or obtaining such documents.

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4.6	Within sixty (60) days of the end of each Year in which a Minimum Royalty is payable, the Licensee shall, in the manner provided in Clauses 4.3, 4.4 and 4.5 pay to CDT the shortfall (if any) between the royalties paid in accordance with Clause 4.1 and the Minimum Royalty payable with respect to the Year in question

4.7	If the Licensee makes any default in payment of the royalties and other sums due hereunder the amount due shall bear interest, both before and after any judgement, at the rate of Three (3) per centum above LIBOR from time to time from that date or the last day of that period (as relevant) until payment of that amount is made to CDT.

4.8	At the commencement of this Agreement the Licensee will give CDT an estimate of the likely royalties payable to CDT with respect to the calendar year in which commencement takes place. Thereafter, in the October preceding each complete calendar year the Licensee will similarly furnish an estimate of likely royalties payable to CDT with respect to the then succeeding calendar year. All such estimates shall be given in good faith but shall be non-binding in effect.

4.9	If at any time both parties reasonably consider that in the light of technological and/or commercial developments or practice the definition of any of “Glass”, “Active Matrix Module” or “Passive Matrix Module” should be altered (or even an additional definition be introduced) to reflect such developments or practice the parties shall in good faith renegotiate the same.

4.10	“***”

5.	Intellectual Property Matters

5.1	In the event that Licensee has reasonable cause to question the validity of any of the Patents it shall promptly notify CDT of such fact, in writing. Such written notice shall (i) include full details of the reason(s) why Licensee questions the validity of the relevant patent; and, (ii) be accompanied by copies of all relevant documentation (including electronic materials) in support of those reasons and/or giving rise to Licensee’s cause

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to question the validity of that patent. Upon receipt of such notice CDT shall enter into good faith discussions with Licensee with the aim of resolving Licensee’s concerns as raised therein.

5.2	Save as is expressly permitted in Clause 5.1, in the event that the Licensee commits any act which questions the validity or scope of any of the Patents, or the ownership of CDT thereof, CDT shall notify Licensee that it must immediately desist from all such acts. If Licensee does not cease such act within Thirty (30) days from service of such notice and such failure may jeopardize the rights of CDT in such Patents, CDT shall, without prejudice to any other right or remedy, be entitled to terminate this Agreement forthwith by written notice to the Licensee.

5.3	Upon the Licensee’s request CDT or, as the case may be, the relevant CDT Affiliate, shall record the license(s) granted pursuant to this Agreement in any territory anywhere in the world where LEP Devices or Finished Products containing them are sold by the Licensee and where relevant law or practice makes the same desirable in order to protect either of the parties or the Patents. Licensee shall meet all costs and expenses incurred by CDT and any CDT Affiliate in discharging their obligations in accordance with this Clause 5.3.

6.	Intellectual Property and Proceedings

6.1	The Licensee shall ensure that any member of the Licensee’s Group and any Approved Joint Venture taking the benefit of any rights licensed by CDT under this Agreement shall grant to the CDT Group a royalty free, irrevocable licence of any Relevant Technology for the full natural life of the technology in question, such licence being a licence to use the Relevant Technology solely for the purposes of research and development within the CDT Group.

6.2	CDT may not sub-license the Relevant Technology which is the subject of the licence referred to in Clause 6.1.

6.3	The Licensee shall, at the expense of CDT, take all such steps as CDT may reasonably require to assist CDT and the CDT Group in maintaining the validity and enforceability of the Patents and shall promptly inform CDT:

(a)	if any claim is made or threatened against the Licensee by any third party that the exercise by the Licensee of any rights granted under this Agreement by CDT constitutes an infringement of any Intellectual Property or other rights of any other person; or

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(b)	of any actual, threatened or suspected infringement of any Patent which comes to its notice.

6.4	CDT shall, at its sole discretion, use commercially reasonable efforts to maintain the validity and enforceability of the Patents.

6.5	The Licensee expressly acknowledges and agrees that the grant of the License shall not be taken to imply any warranty on the part of CDT or the CDT Group that any of the Patents can be freely exploited by the Licensee in any jurisdiction throughout the world.

6.6	CDT represents and warrants that: (i) it has the right to grant the License, (ii) there are no suits, claims or proceedings pending in any court or by or before any governmental body or agency with respect to the Patents or Know-how and (iii) there are no liens or security interests in the Patents or Know-how.

6.7	If at any time during the term of this Agreement the Licensee shall become aware of any infringement or threatened infringement of any Patents, the Licensee shall forthwith give notice thereof to CDT. CDT will take commercially reasonable steps to enforce its Patents against infringers, at its expense.

6.8	Upon first filing or priority filing, as the case may be, of any patent application which, if proceeding to grant, would constitute a Patent as defined in this Agreement (the “Application”), CDT shall (i) promptly advise the Licensee of the relevant filing number or priority filing number which shall have been issued by the patent registry in respect of such Application in order that the Licensee may track the progress of such Application and (ii) upon the publication thereof or Eighteen (18) months following the filing thereof, whichever is earlier, CDT shall deliver a copy of the Application to the Licensee. In the event that CDT shall decide to abandon any such Application, CDT shall advise the Licensee of its decision to cease prosecution or maintenance of the same and, in such case, (other than in those instances where the decision to cease such prosecution is based, in whole or in part, for the purposes of settling a claim, achieving a cross-licence or in accordance with the terms of a non-assert or confidentiality agreement, or for some other commercially reasonable cause) shall permit the Licensee to take an assignment of such Application. The Licensee shall only be permitted to take such assignment in the event that any licensee of CDT having the right of first option to purchase such Application or Patent resulting therefrom from CDT (such right having been acquired prior to the Effective Date of this Agreement) elects, in writing, not to exercise such option.

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6.9	Each party will promptly notify the other party of any claim alleging that the manufacture, use or sale of an LEP Device infringes the patent rights of any third party solely as a result of its use of the technology within the licensed Patents hereunder. CDT shall control the defence of any such claim at its own expense. CDT shall take all commercially reasonable action aimed at preventing such claim from interfering with Licensee’s exploitation of the license rights granted to it hereunder by CDT.

7.	Additional Technology Transfer and Support

From time to time during the term of this Agreement following the initial Ninety (90) day period referenced in Clause 2.6 above, at the written request of Licensee, CDT shall provide additional Know-how and training services related to the LEP Devices to Licensee in either U.K. or Japan, provided however that the maximum number of man weeks or days to be provided by CDT in discharging such additional training services shall not take more than “***” per annum for the first and second years after the above-referenced Ninety (90) day period and an additional “***” per annum for each of the following “***” thereafter. Such additional training services shall be provided without charge to Licensee, except that all the out-of-pocket expenses, including travel and accommodation expenses, incurred by CDT, and all costs and expenses associated with obtaining all appropriate visas, shall be borne by Licensee. If the Licensee requires any training services in addition to that described above or wishes to reschedule any training days between the years that CDT is providing such training, then the parties shall discuss in good faith the possibility of providing such training services.

8.	Cessation of Business

8.1	In the event that:

(a)	CDT, CDT Inc. or CDT Holdings is insolvent on a cashflow basis (i.e. is unable to pay its debts as they fall due); or

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(b)	any resolution is passed or order made for the winding up or dissolution of CDT, CDT Inc. or CDT Holdings save for a solvent reorganisation or reconstruction or amalgamation, the terms of which were previously approved by CDT, CDT Inc. or CDT Holdings, respectively; or

(c)	CDT, CDT Inc. or CDT Holdings reasonably anticipates that an administration petition will be filed or a receiver, manager or administrator will be appointed in relation to CDT, CDT Inc. or CDT Holdings; or

(d)	CDT, CDT Inc. or CDT Holdings reasonably anticipates that it will cease, or CDT, CDT Inc. or CDT Holdings threatens to cease, to carry on all or a substantial part of its business, save for a solvent reorganisation or reconstruction or amalgamation, the terms of which were previously approved by CDT, CDT Inc. or CDT Holdings, respectively; or

(e)	CDT, CDT Inc. or CDT Holdings proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors;

CDT shall promptly inform the Licensee. In the event that any licensee of CDT having the right of first option to purchase the Patents from CDT (such right having been acquired prior to the Effective Date of this Agreement) elects, in writing, not to exercise such option then the Licensee shall have the option to enter into good faith negotiations for the purchase of the Patents from CDT on fair and reasonable terms and conditions and at market value. In the event that CDT receives such written election it shall promptly notify Licensee to that effect.

8.2	This Agreement and the licenses granted hereunder shall survive any change of control (as defined for the purposes of Section 416, Income and Corporation Taxes Act 1988) of CDT. Any successor or purchaser of CDT shall assume in writing all rights and obligations under this Agreement.

8.3	Subject to Licensee treating such information as confidential information in accordance with the provisions of Clause 12, CDT shall give Licensee Thirty (30) days, or such shorter time period as circumstances dictate, prior written notice of the execution of any conditional assignment of any of its Patents.

8.4

All rights and licenses granted by CDT to the Licensee are, and shall otherwise be deemed to be, for the purpose of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property”

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as defined under Section 101(60) of the Bankruptcy Code. The parties hereto agree that the Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of such rights and elections under the Bankruptcy Code. The parties hereto further agree that, in the event that any proceeding shall be instituted by or against CDT seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions, the Licensee shall have the right to assert and enforce its rights under this Agreement.

9.	Accounts

9.1	The Licensee shall keep, and procure that each other member of Licensee’s Group keeps, true and detailed accounts and records of customer invoices and books of account, in sufficient detail to enable the amount of all royalties and other sums due and payable under this Agreement to be determined, and shall maintain such accounts and records for the period of Six (6) years from the date of creation of the accounts and records.

9.2	The Licensee shall at the reasonable request of CDT (such requests to be submitted no more frequently than once in any Twelve (12) month period) allow an independent royalty auditor to inspect those records and books of account at all reasonable times during normal business hours and, to the extent that they relate to the calculation of those royalties and other sums due and payable under this Agreement, to take copies thereof for the sole purpose of its audit enquiry. In the course of the audit under this Clause 9.2, CDT shall initially be permitted to audit the accounts and records for the period of Two (2) years prior to the date of such applicable audit and shall provide reasonably detailed comments to the Licensee about the appropriateness of the royalty payment before requesting the audit on the additional Four (4) years records. In the event that (i) prior to CDT submitting such request Licensee’s accounting of royalties contained no material error, and (ii) such request relates to records and books of account which were created in excess of Two (2) years prior to the date of submission of that request, CDT shall reimburse Licensee for those costs which Licensee reasonably incurs in retrieving the relevant books and records from storage.

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9.3	Inspections under Clause 9.2 shall be carried out at CDT’s expense. However if the audit proves that Licensee’s accounting of royalties resulted in an underpayment by more than Five Percent (5%) of the sums actually due, the cost of such inspection shall be borne by the Licensee. Any underpayment or overpayment proven as a consequence of such audit shall be paid or reimbursed, as the case may be, within Thirty (30) days of the date on which the written results of the relevant audit are supplied to both parties.

9.4	For the avoidance of doubt:

in the case of an overpayment Licensee may elect to receive a credit (equal to the sum overpaid), such credit to be offset against future royalties falling due and owing under this Agreement

9.5	The provisions of this Clause shall remain in full force and effect notwithstanding the termination of this Agreement until the settlement of all possible claims of CDT hereunder.

10.	Duration and Termination

10.1	The provisions of this Agreement and the licences granted under it, having come into force on the date hereof, shall (subject to the following provisions of this Clause) continue in force until the last of the Patents has ceased to be in force.

10.2	CDT may forthwith terminate this Agreement by written notice to the Licensee if:

(a)	any royalties or other sums payable hereunder are in arrears for Sixty (60) days following Licensee’s receipt of CDT’s written demand therefor;

(b)	save as is expressly permitted in accordance with the provisions of Clause 14.2, Licensee (or, in relation to that member only, any other member of Licensee’s Group) shall without CDT’s prior written consent sell, assign or part with a proportion, but not all, of its business relating to the exploitation of the CDT Patents;

(c)	control (as defined for the purposes of Section 416, Income and Corporation Taxes Act 1988) of the Licensee (or, in relation to that member only, any other

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member of Licensee’s Group) shall be transferred to any person or persons other than a financial institution or a company which is listed on the Tokyo Stock Exchange.

10.3	If the Licensee and the other members of the Licensee’s Group are permanently exiting the LEP display business or wish to terminate this Agreement without cause, the Licensee may terminate this Agreement by giving Twelve (12) months’ written notice at any time. The Licensee acknowledges that it will be obliged to pay the greater of the actual royalty payment due pursuant to Clause 4 and the Minimum Royalty due in respect of the period covered by such notice.

10.4	Either party may forthwith terminate this Agreement by written notice to the other if:

(a)	the other party has committed any breach of any of its obligations under this Agreement (other than a breach of Clause 12) and (in the case of a breach which is capable of remedy) has failed to remedy the same within the period of Sixty (60) days after receipt of written notice giving full particulars of the breach and requiring it to be remedied; or

(b)	an encumbrancer takes possession, or a receiver is appointed, of any of the property or assets of the other party; or

(c)	the other party becomes subject to an administrative order or makes any voluntary arrangement with its creditors (within the meaning of the Insolvency Act 1986) or anything analogous to the foregoing under the law of any other jurisdiction occurs in relation to that other party; or

(d)	the other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

(e)	or any analogous event to the foregoing under the law of any jurisdiction occurs in relation to the other party.

10.5	For the purposes of Clause 10.4(a), a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

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10.6	For the avoidance of doubt the rights to terminate this Agreement given by this Clause 10 shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

11.	Effects of Termination

11.1	On termination of this Agreement for any reason:

(a)	the Licensee shall cease to use, either directly or indirectly, the Patents (unless and to the extent expired) and the Know-how;

(b)	the Licensee shall consent to the cancellation of any formal licence granted to it, or of any recording of it in any register, in relation to any of the Patents and/or Know-how;

(c)	subject as provided in this Clause 11, and except in respect of any accrued rights, neither party shall be under any further obligation to the other; and

(d)	the provisions of Clause 12 shall continue in force in accordance with their terms, notwithstanding termination of this Agreement for any reason.

11.2	All obligations of either party under this Agreement which are expressed to or by implication are intended to survive its termination shall continue thereafter.

11.3	If this Agreement is terminated for any reason (other than by reason of Licensee’s termination for cause) any licence granted pursuant to Clause 6.1 shall continue in full force and effect until the end of the natural life of the technology covered by such licence at the relevant time.

11.4	“***”

12.	Confidentiality

12.1	Subject to Clause 12.2, neither party shall, at any time during the Term or within Ten (10) years from the date of any termination of this Agreement, disclose to any other person, or use for any purpose except as contemplated by this Agreement, either the terms of this Agreement

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or any information concerning this Agreement or which has been disclosed by either party to the other under or in connection with this Agreement including, for the avoidance of doubt, Know-how, and each party shall use its best endeavours to keep that information confidential (whether it is marked as such or not).

12.2	Any information which is disclosed by either party to the other under this Agreement may be:

(a)	disclosed by either party to:

(i)	any governmental or other authority or regulatory body; or

(ii)	any other person, to the extent required by law; or

(iii)	the Commission under the Securities and Exchange Act of 1934 (as amended, and the rules and regulations of the Commission promulgated thereunder), where such disclosures are reasonably considered advisable by law.

(iv)	independent legal counsel of the other party for the purpose set forth in Clause 4.11 above or for a similar purpose as set forth in “***”; or

(b)	disclosed by either party to:

(i)	any actual or potential legitimate sub-licensee, customer or supplier of that party, or any person carrying out research or development on its behalf; or

(ii)	any employee of that party or any other member of the CDT Group or Licensee’s Group (as appropriate) or of any of the persons mentioned in sub-Clause (b)(i) above,

to the extent strictly necessary for the purposes of (as may be relevant) the manufacture, sale of, or any other dealings in, the LEP Devices or Finished Products, or to any potential permitted transferee of this Agreement to the extent necessary for the purpose of enabling such person or entity to make a reasonably well informed decision whether to accept such transfer, subject in each case to the party in question first obtaining and providing the other party with a copy of a written undertaking, in favour of the non-disclosing party, from the person in question, as nearly as practicable in the terms of this Clause, to keep the information confidential and to use it only for the purposes for which the disclosure is made; or

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(c)	used by either party for any purpose, or disclosed by either party to any other person, to the extent only that any part of the information in question is at the date of this Agreement or at any time after that date through no direct or indirect fault of that party becomes public knowledge, provided that in doing so that party does not disclose any part of the information in question which is not public knowledge.

(d)	disclosed (i) by CDT or a CDT Group member to the employees, agents, attorneys, or consultants of CDT or a CDT Group member, or (ii) by Licensee or Licensee’s Group to the employees, agents, attorneys, or consultants of Licensee or Licensee’s Group, in either case for the purpose of exercising, performing or enforcing a party’s rights and obligations under this Agreement or for the purpose of understanding actual or potential rights and obligations under this Agreement or as part of the due diligence review of either CDT, a member of the CDT Group, the Licensee or the Licensee’s Group.

13.	Force Majeure

13.1	Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any cause beyond its reasonable control including but not limited to any strike, lockout or other form of industrial action (an “Event of Force Majeure”).

13.2	The party affected by the Event of Force Majeure shall immediately give the other party written notification of the nature and extent of the Event of Force Majeure and the parties shall enter into bona fide discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable.

14.	Nature of Agreement

14.1	CDT shall be entitled to perform any of the obligations undertaken by it and to exercise any rights granted to it under this Agreement through any member of the CDT Group, from time to time, provided that any act or omission of any such member of the CDT Group shall, for all the purposes of this Agreement, be deemed to be the act or omission of CDT.

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14.2	Neither this Agreement nor any of the rights and powers created herein may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party, except that either CDT or Licensee, as the case may be, may transfer this Agreement (i) by way of assignment or novation to any member of the CDT Group or any Affiliate of Licensee, as the case may be, or (ii) by way of assignment or novation to any purchaser or other successor in title (whether by way of a flotation, initial public offering, reorganisation, amalgamation or otherwise) of all or substantially all of its relevant business. Notwithstanding the foregoing, in the event of an assignment or novation of this Agreement to any purchaser or other successor in title of all or substantially all of Licensee’s relevant business, no such assignment or novation shall take place:

(a)	where the purported assignee or novatee, in CDT’s reasonable opinion, is a direct competitor of, or is an entity which is hostile to, CDT or a CDT Group member;

(b)	unless Licensee or the purported assignee or novatee shall pay to CDT the non-refundable assignment fee of “***” and,

(c)	in the event of a novation or assignment to a purchaser or successor in title other than a member of Licensee’s Group, all rights and licenses of Licensee’s Group under this Agreement shall terminate immediately upon such assignment or novation being effected.

14.3	Subject to Clauses 2.2, 2.3, 14.1 and 14.2 this Agreement is personal to the Licensee who shall not assign, mortgage, charge (otherwise than by floating charge) or (except as expressly provided herein) sub-license any of its rights hereunder or sub-contract or otherwise delegate any of its obligations hereunder, except with the written consent of the other party (which shall not be unreasonably withheld or delayed).

14.4	Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

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14.5	Each party to this Agreement respectively warrants and represents to each other that:

(a)	it has all requisite power, authority and legal right to enter into, consummate and perform this Agreement and the transactions contemplated hereby. All transactions contemplated by this Agreement and any instrument or agreement referred to herein to which it is or shall be a party have been duly authorized by all corporate and other required actions, and this Agreement constitutes and such instruments and agreements when duly executed and delivered will constitute the legal, valid and binding obligations of the warranting party, enforceable in accordance with their respective terms; and,

(b)	the execution, delivery or performance by the warranting party of this Agreement or any instrument or agreement referred to herein to which it is or shall be a party, does not violate or will not violate or conflict with any provisions of its organizational documents, by-laws or of any statute, governmental regulation, order, judgment, decree, agreement, indenture or any other instrument applicable to it.

14.6	Save in respect of any breach of the provisions of Clauses 2.1 through 2.4 and Clause 12, neither party shall be liable to the other for any indirect or consequential losses, damages, costs or expenses incurred by reason of any duty at common law or under any statute, or any representation (other than fraudulent misrepresentation), or any term hereof, whether express or implied by statute, collaterally or otherwise, nor for any loss of profit, business, goodwill, anticipated savings or contracts, however the same may arise and whether occasioned by the negligence, breach of contract or otherwise of a party hereto, its servants or agents or otherwise, which arises out of or in connection with this Agreement or any rights or obligations arising hereunder.

14.7	The Licensee hereby agrees to indemnify and keep indemnified CDT and the CDT Group, from time to time, their servants and agents from and against all actions, claims, costs and demands which may be brought or made against CDT and/or the CDT Group, from time to time, and all losses, damages, costs and expenses of any kind suffered by CDT and/or the CDT Group, from time to time, of whatever nature and howsoever arising whether in negligence or otherwise in connection with any LEP Device or Finished Product manufactured by or on behalf of the Licensee or any member of Licensee’s Group.

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14.8	To the extent permitted by law, the maximum aggregate liability of CDT and the CDT Group, from time to time, under or in connection with this Agreement, whether in contract, tort, negligence, breach of statutory duty or otherwise shall be limited to:

(a)	in respect of those claims which shall have arisen on or before the Fourth (4th) anniversary of the Effective Date, the sum of “***”; and,

(b)	in respect of claims which shall have arisen after the Fourth (4th) anniversary of the Effective Date, the greater of “***” and “***”.

14.9	Each party acknowledges that it has entered into this Agreement in reliance only upon the express representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, neither party shall have any liability to the other in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.

15.	Governing Law and Jurisdiction

15.1	This Agreement shall be governed by and construed in accordance with English law. The parties agree that in respect of matters arising out of or in connection with this Agreement:

(i)	the High Court of Justice, London, England shall have exclusive jurisdiction for the purposes of hearing and determining any legal proceedings brought by Licensee or any member of the Licensee’s Group as against CDT or a CDT Group member; and,

(ii)	the courts of Japan shall have exclusive jurisdiction for the purposes of hearing and determining any legal proceedings brought by CDT or a CDT Group member as against the Licensee or any member of the Licensee’s Group.

15.2	Any disputes relating to Licensee’s and CDT’s agreement as to the appointment of a third party expert for the purposes of determining the Relevant Rate or in connection with the appointment of Independent Counsel in accordance with the

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provisions of Clause 4.11 shall be referred to and determined by arbitration in Singapore in accordance with and subject to the provisions of the Arbitration Rules of the Singapore International Arbitration Centre. The language of the arbitration shall be English. The decision of the arbitrator shall be final and binding upon the parties.

15.3	Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

16.	Notices

16.1	Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery, or facsimile to the address of the party as set out in the preamble to this Agreement or as otherwise notified in writing from time to time in accordance with this Clause 15.1.

16.2	Except as referred to in sub-Clause 16.3, a notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally;

(b)	Ninety Six (96) hours after posting; or

(c)	Two (2) hours after transmission if served by facsimile on a business day prior to 15:00 hours (local time) or in any other case at 10:00 hours (local time) on the business day after the date of despatch.

If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, 2 hours after the opening of business on the next business day of that country.

16.3	The deemed service provisions set out in sub-Clause 16.2 do not apply to:

(a)	a notice served by post, if it is returned to the sender as undelivered or if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within Ninety Six (96) hours after posting; and

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(b)	a notice served by facsimile, if, before the time at which the notice would otherwise be deemed to have been served, the receiving party informs the sending party that the notice has been received in a form which is unclear in any material respect, and, if it informs the sending party by telephone, it also despatches a confirmatory facsimile as to this fact within Two (2) hours of receipt (as contemplated by Clause 16.2(c)).

16.4	In proving service it will be sufficient to prove:

(a)	in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipt of letters at its address;

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted; or

(c)	in the case of facsimile, that it was properly addressed and despatched to the number of the party.

16.5	A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

17.	Further assurance

After this Agreement has been signed by both parties, each party shall execute such documents and take such steps as the other party may reasonably require to fulfil the provisions of and to give to each party the full benefit of this Agreement.

18.	Waiver

18.1	The rights, powers and remedies conferred on any party by this Agreement and remedies available to any party are cumulative and are additional to any right, power or remedy which it may have under general law, this Agreement or otherwise.

18.2	Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

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18.3	No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

19.	Exclusion of warranties

19.1	CDT does not give and nothing contained in this Agreement shall be construed as:

(a)	a warranty or representation by it as to the validity or scope of any patents or patent applications licensed hereunder;

(b)	a warranty or representation that any patent applications licensed hereunder will proceed to grant;

(c)	a warranty or representation by CDT as to the volume or quality of LEP Devices which may be manufactured through the use of the Patents;

(d)	a warranty or representation that LEP Devices can be freely exploited by the Licensee or any other member of Licensee’s Group and that any manufacture, sale, use, marketing or other disposition of LEP Devices as contemplated hereunder will be free from infringement of any Intellectual Property of third parties;

(e)	conferring by implication, estoppel or otherwise, upon the Licensee or any other member of the Licensee’s Group, any licence or other right under any patent rights or other Intellectual Property except for the licenses and rights expressly granted hereunder; or

(f)	a representation or warranty as to the efficacy or usefulness of the Patents or Know-how or that they will produce LEP Devices of satisfactory quality or fit for the purpose for which the Licensee or any other member of the Licensee’s Group intended.

20.	Severance

To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

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21.	Announcements

The parties shall make a joint announcement within Thirty (30) days of the signature of this Agreement. The text of such announcement shall be agreed by the parties and it shall not be made public until such agreement is reached. Notwithstanding the foregoing, this Clause 21 shall not apply to the extent that an announcement is considered advisable in connection with reports filed with government authorities in Japan and the US Commission under the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder. Where such announcement is reasonably required, the parties will request confidential treatment to the extent permissable In addition, the parties will use their reasonable endeavours to promote LEP technology for the duration of this Agreement.

22.	Non-Solicitation

Neither the Licensee nor any member of Licensee’s Group or, from time to time, any of its direct or indirect Holding Companies or any of their Subsidiaries on one hand, nor CDT or any member of the CDT Group, on the other hand, may at any time during this Agreement or for a period of Twelve (12) months from the expiry or termination of this Agreement engage, employ or utilise in any capacity, the services of or introduce to another employer either temporarily or permanently, directly or indirectly any person employed by such other party or its group. If either party breaches this Clause, it shall pay to the other party a sum equivalent to the five times the new annual starting salary and benefits of the person concerned.

23.	Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement and it may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

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Schedule 1

The Patents

“***”

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

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Schedule 2

Schedule of Initial Technical Support

“***”

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

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Appendix 1

Form of Undertaking

“***”

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

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Signed by
for and on behalf of	/s/ David Fyfe
Cambridge Display Technology
Limited
in the presence of:

Signature of witness:	/s/ Frank T Nickell

Name:	Frank T Nickell

Address:	Kelso & Company, 320 Park Aveniue, NY 10022

Occupation:	Banker

Signed by
for and on behalf of	/s/ K. Nakae
Sumitomo Chemical Co., Ltd.
in the presence of:

Signature of witness:	/s/ Y. Wakemi

Name:	Y. Wakemi

Address:	29-1, Shinkawa 2-Chome, Cho-ku, Tokyo 104-8260 Japan

Occupation:

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